Exhibit 10.19

                              MASTER AGREEMENT

BETWEEN

UNIVERSITE DU QUEBEC EN ABITIBI-TEMISCAMINGUE, a legal entity duly incorporated with headquarters at 445 boulevard de l'Universite in Rouyn-Noranda, province of Quebec, J9X 5E4, acting and represented by Mrs. Johanne Jean, rector, and Mr. Jean Turgeon, general secretary, duly authorized for the purpose hereby as declared by them,

                    (hereafter called <<UQUAT OR UNIVERSITY)

AND

DERMOND INC., a legal entity duly incorporated with a main business office at 31, du Terminus West in Rouyn-Noranda, province of Quebec, J9X 2P3, acting and hereby represented by its president, Mr. Jacquelin Dery, duly authorized for the purpose hereby as declared by him,

                          (hereafter called <<DERMOND)

CONSIDERING THAT DERMOND , at the date of the signature, holds the intellectual property on the WindStor energy management system which it desires to implement and evaluate;

CONSIDERING THAT DERMOND WISHES TO tie-up with UQUAT to undertake evaluation, analysis as well as research and development work on and with the aforementioned system in the Rouyn-Noranda region (hereafter the <<Project>>);

CONSIDERING THAT UQUAT owns expertise in education and research in the field of applied sciences;

Consequently, the parties agree on the following:

Article 1 - Interpretation

The following arrangements rule the agreement hereby and must be used for the interpretation of its content:

1.1	Titles: the titles of this agreement's articles are included only for the purpose of making its reading easier and can't be used for its interpretation.

1.2	Reference:  in an article, except where otherwise stated, any reference to an article includes all of its paragraphs and any reference to a paragraph includes all of its paragraphs.

1.3	Gender and number: as the context requires, the singular includes the plural, the masculine includes the feminine and conversely.

1.4	Applicable law: this agreement is ruled by the provisions of the laws in force applicable in Quebec, with the exception of their provisions relative to laws conflict.

1.5	Copies: all the copies of the hereby agreement constitute as many originals of the only one and same agreement.

1.6	Benefits and cession: except when hereby specified, the rights conferred by this agreement are intransferable as a whole or in part without the written consent of all parties except when DERMOND will be allowed to alienate the hereby agreement to DERMOND's parent company; this agreement binds all the parties as well as their agents, legal representatives and claimants, and benefits to them.

1.7	Addition to the letter of intent: the parties acknowledge that the hereby agreement replaces the Letter of intent signed on January 31, 2004 between the hereby parties. The hereby agreement includes the annexes.

1.8	Preamble and annexes: the preamble and annexes to the hereby master agreement are an integral part of it.

1.9	Implicit abandonment: the default of an hereby party, at all times, in requesting from any hereby party to comply with one of the provisions of the agreement, won't affect in any way his right to request it subsequently. The abandonment by any hereby party to cite the default in conforming with one of the provisions of the hereby agreement will not be deemed to be an abandonment towards the conformity with this provision; except where otherwise stated, any abandonment by either hereby party towards any of his rights, takes effect only when specified in writing and any such abandonment is attributable to only the rights and circumstances expressly specified in the abandonment.

1.10	Representative: any person, physical or legal entity, whom one of the partners specifically appoints to act in the project.

1.11	Modification:	the hereby agreement can be modified or changed at all
times as a whole or in part, but any change or modification takes effect only when it is acknowledged in writing, duly signed by each of the parties.

1.12	Validity and enforcement:  any decision from a court or an arbitration board in order to declare one of the provisions of the hereby agreement invalid or non enforceable, will not affect the other provisions of the hereby agreement or their validity or enforcement.

1.13	Signature: the hereby agreement can be signed at different dates and in different locations without the parties being present together.

1,14	Legal relationships: any provision of the hereby agreement must not be interpreted as creating a corporation, a joint venture or any other legal relationships between parties.

Article 2 - Installation of the management system

2.1	The energy management system WindStor, installed at UQUAT, includes one wind turbine, a long-life battery, a centralized controller and an internal combustion generator with the possibility of adding a solar energy source (hereby called the <<System>>).

2.2	UQUAT authorizes DERMOND to install the parts of the system at the following locations, situated on its Rouyn-Noranda campus (hereby the
<<Sites>>):

2.2.1	Wind turbine: on the highest point of the Cap d'Ours (320 meters)
located on the land of UQUAT.

2.2.2	Other parts of the System: in proximity to the highest point of the Cap
d'Ours (320 meters) located on the land of UQUAT, including the access road from the parking lot 3 of UQUAT.

2.3	UQUAT authorizes DERMOND to connect to the electric pannel located in
room D-004 of the main pavilion, located on its Rouyn-Noranda campus.   Subject
to having beforehand notified and obtained an agreement with the UQUAT representative in charge of buildings.

2.4	UQUAT provides DERMOND and its representatives with free access to the
System installations and to the Sites, subject to notification by DERMOND and its representatives to UQUAT of their presence on the site, through the security agent on duty.

2.5	For the good of the Project, UQUAT provides DERMOND and its
representatives with an access to the computer network of the University and this will be governed by a specific agreement.

2.6	The installation right, agreed in article 2.2, is subjected to the following conditions:

2.6.1	DERMOND will have to comply, at its own expenses, with all the requirements and obligations resulting from the laws and regulations of the federal, provincial and municipal governments, more particularly for environment, construction standards, safety and zoning. DERMOND will have to obtain all the required permits and licences and give a copy of these to UQUAT. Before starting the work to put in place and install the System, DERMOND will have to give UQUAT two copies of the drawings and specifications of the System's installation. As soon as it will be able to do it, DERMOND will also give the name of the contractors assigned to the System's installation as well as their project shedule.

2.6.2	DERMOND will install the System at its own expenses, including the road and pedestrian accesses linking roadways and parking lots of the University to the locations where will be installed the parts of the System. Maintenance of these accesses, during any season, will be at the expenses of DERMOND and invoiced by the University which will carry it out or contract it out.

2.6.3	The building and other containers as well as the sites where the System will be installed, will have to respect normal aesthetic rules and conform to laws and regulations. The drawings, specifications and materials will have to be approved beforehand by UQUAT. DERMOND will ensure that the parts of the System , more particularly the wind turbine and the generator, have the necessary devices to reduce the noise level of these equipments. For reasons related to the University's education mission, UQUAT and DERMOND will have to agree on the shutdown of the parts of the System generating noise, for limited periods of time.

2.6.4	The equipments for energy transmission and any wiring or cable linking the parts of the System together and the equipments between the System and the University, will have to comply with norms, laws and regulations in force at UQUAT, Hydro-Quebec and the federal, provincial and municipal governments. In order to ensure aesthetics and safety, UQUAT will be allowed to require that the wiring and cables be buried.

2.6.5	Any sign and board installed on the site and grounds of UQUAT, will have to be approved beforehand by the University and comply with policies and regulations of University, as well as municipal regulations in force.

2.6.6	For any electronic or electric connection of one or many parts of the
System with buildings of the University, their drawings and specifications will have to be approved by the University and will be at the expenses of DERMOND. Such connections will be carried out at the expenses of DERMOND either by the University or sub-contractors, approved by the University and DERMOND. Should the occasion arise, the schedule and the work will have to be approved by the University, in order not to interfere with its regular teaching and research activities. The work will be undertaken under the joint supervision of DERMOND and the University.

2.6.7	All the sites where the parts of the System will be installed shall be surrounded by a fence and equiped with all the necessary devices for the safety and protection of persons having access to the site of the University as well as for the protection of the property of the University, at the expenses of DERMOND.

2.6.8	At the expiration of the hereby agreement, if the University refused to acquire the System or, should the occasion arise, if either parties ended the agreement in virtue of article 9 of the hereby agreement, DERMOND would remove the System from the site of the University and will put the site back to the conditions prevailing before the installation of the System or to the conditions prevailing at the moment of land repossession by the University, at the choice of UQUAT.

2.6.9	The installation and utilization of fuels, greases, oils, lubricants and cooling fluids, as well as of the electrolyte of the parts of the System, will be carried out in conformity with the laws and regulations in force. The installations will comply with the aforementioned laws and regulations, and DERMOND will take charge of all costs resulting from incidents or accidents, notably discharges due to the utilization of such products. DERMOND will obtain all permits, licences and necessary certificates.

DERMOND shall dispose of domestic and industrial wastes, at its own expenses, according to the regulations in force in Rouyn-Noranda.

2.6.10	At the signature of the hereby master agreement, DERMOND will provide the following documents:

a. an insurance policy for legal liability and with respect to damage done to property to a minimum amount of one million dollars (1 M $).

This policy shall cover the following clauses: - bodily injury and death; - damages to property; - an insurance policy for contingent liability.

DERMOND shall provide the University with an official declaration or a possession certificate for the aforementioned insurances.

b. an insurance policy for liability against fire and damages caused by fire, covering DERMOND and its possessions.

c. an insurance policy with legal liability for tenants in a broad form, including an environmental portion, to an amount of one million dollars (1M $). A copy of the document <<endorsement to the insurance policy for legal liability>> completed and signed by the insurance broker will be provided to UQUAT.

During the length of the Projet, any insurance policy shall be issued jointly to the name of DERMOND and the University. DERMOND won't be allowed to cancel or modify the aforementioned policies without the written authorization of the University and DERMOND shall take care of the policies'renewal and provide copies to the University.

2.6.11	The University , in any case, wont be responsible of damages or losses incurred by DERMOND as a result of events beyond the control of the University, or act of God, notably theft and vandalism, as well as in case of strike, lock-out, student events or others.

2.6.12	DERMOND holds harmless the University for the installation and utilization of the System by DERMOND. DERMOND will reimburse to UQUAT all of the expenses incurred resulting from a damage caused to the UQUAT installations by the implementation and utilization of the System by DERMOND.

2.6.13	DERMOND undertakes to inform beforehand UQUAT of the modifications to be undertaken on the Systems. UQUAT reserves itself the right to issue comments and undertakes to communicate with DERMOND as soon as possible if authorizations
are required.   Any modification to the System will be done at the expenses of
DERMOND.

2.6.14	The University cannot be held responsible for the stability and reliability of the ground and underground conditions of the sites where the parts of the System will be installed. DERMOND will have to undertake the investigations that it deems necessary in order to determine the soil and /or underground conditions at the location of the installations.

2.6.15	Hereunder, DERMOND represents all the contractors and professionals who will have to work under the management of DERMOND to the installation and operation of the System.

Article 3 - Participation of the University to the utilization and operation of the System

The parties agree that the annexes hereby are an integral part of the hereby master agreement and could be modified after agreement between parties. Annex 1 presents the drawings of the site and the connection diagram; annex 2 presents the operational procedures; annex 3 shows the required authorizations for the System installation; and annex 4 (CONFIDENTIALITY AGREEMENT) presents DERMOND's confidentiality agreement.

DERMOND undertakes to offer the University a right of first refusal in order to use the services of researchers, teachers or students of UQUAT, or third party education or research institutions recommended by UQUAT, for the work related to training of the operators and maintenance teams of the System, to the evaluation of the System and its performances, as well as to the research on the System, its components and its applications, as long as the costs of the work are competitive and that the work schedule determined by DERMOND is respected.
UQUAT undertakes that any individual involved in the aforementioned work will sign the form of Annex 4 on confidentiality agreement. UQUAT could carry out itself the work, in association with partners or contract it out partly, or refuse to carry it out, in which case, Dermond could select a partner of its choice.

All the work carried out in virtue of this article will be subjected to contracts or distinct mandates, determining among other things the parties responsibilities, financing, addition of partners, intellectual property, valuation of intellectual property, clauses of confidentiality and should the occasion arise, cessions of right. These contracts will be submitted to the provisions of the hereby agreement.

3.1	Work on the performance evaluation and definition of the testing protocol.

DERMOND will integrate University representatives to its team to define the evaluation protocol of the System and will also integrate University representatives to the evaluation work of the System performance. Subject to no competition from UQUAT relative to DERMOND'S activities, DERMOND accepts to provide UQUAT with a licence, perpetual and and at no expenses, for the use of the intellectual Property developed this way, for the purpose of education and research. Before the beginning of the work, the hereby parties will have to inform each other of the subsequent applications resulting from the aforementioned intellectual Property. It's understood that DERMOND and the University will deal with certified organizations for standardization.

3.2	Expertise work

UQUAT could undetake specific mandates linked to expertise work in the System analysis, to DERMOND's request. These specific mandates will be subjected to distinct agreements and will be interpreted in accordance with the hereby master agreement. In all cases, the intellectual Property of the work resulting from the contracts will be owned by DERMOND. Twelve (12) months from the creation of a new invention related to the System, which could be the object of a patent request, UQUAT will have a right of publication for scientific articles, presentation of results during scientific conferences and a right of utilization without any limit of time for the purpose of education and research, subject to provisions relative to intellectual Property protection, its valuation, its trade secrets, or elements relative to commercial and industrial stategies, determined in specific agreements and contracts.

3.3	Research and development work

3.3.1	DERMOND could work in association with UQUAT and, should the occasion arise, with organizations which could bring in subsidies or corporations in partnership, to carry out research projects for the purpose of improving and developing applications related to the System. The projects will be the object of distinct contracts and will be prepared in reference to the hereby master agreement. The intellectual property Rights on the System and its improvements originating from these contracts will belong to UQUAT and DERMOND will benefit from an exclusive and perpetual operating licence. Contracts will necessarily contain an agreement which will take into account the respective field of each partner and should determine the extent as well as the terms and conditions to the awarding of the aforementioned licence. UQUAT will benefit from a publication right for scientific articles, presentation of results during scientific conferences and a right of utilization without any limit of time for the purpose of education and research, subject to provisions relative to intellectual Property protection, its valuation, its trade secrets, or elements relative to commercial and industrial stategies, determined in specific mandates and contracts.

3.3.2	UQUAT can undertake and carry out on its own, research projects relative to the System or requiring the utilization of one or several parts of the System. Such projects will be presented to DERMOND beforehand, who could choose to be associated to the University to carry them out, in which case, provisions of article 3.3.1 will apply. However, the intellectual property will be owned by the University if DERMOND refuses to get associated to a project proposed by UQUAT. In that case, DERMOND will be provided with a right of first refusal on an operating license. The aforementioned license will be the object of a negotiated agreement. These projects will be carried out according to the availability of equipments. Subject to DERMOND'S participation, the intellectual property resulting from these projects will be owned by the University.

Article 4 - Intellectual property, valuation and licenses

4.1	<<Rights of intellectual property>> means any right conferred by any law
(including any regulation, judicial or administrative decision, with any principle derived from the civil law or common law) with the object of protecting intellectual Property at any location in the world, such as laws relative to patents, copyrights (including those related to softwares and data compilation or banks), the rights neighbour of the copyright, industrial drawings, trademarks, maskworks and the protection of confidential informations, trade and know-how secrets, including the right to register or any other formality necessary or useful in order to confer, acknowledge or hold such rights.

4.2	<<Intellectual property>> means everything which can be the object of an intellectual property Right such as, but without being limited to the following, findings, inventions, work and other objects of copyrights or rights neighbour of the copyright, industrial drawings, names, marks or distinctive signs, maskworks as well as the protection conferred to confidential informations, know-how and trade secrets.

4.3	Pre-existing intellectual property means any intellectual property conceived, developed, worked out by DERMOND, its representatives or by UQUAT outside of the framework of the hereby agreement, including anything which can be the object of a right to an intellectual property.

4.4	Despite any license awarded to DERMOND by UQUAT, the latter keeps at any time the right to use any results from research for the purpose of education and research, subject to provisions relative to the protection of intellectual Property, its valuation, industrial secrets or elements relative to trade and industrial strategies, determined in the hereby agreement or in any agreement or any specific mandate put in place within the framework of the hereby master agreement.

Article 5 - Confidentiality

Within the framework of the hereby master agreement, DERMOND and UQUAT agree that any exchanged information is confidential unless otherwise stated.

DERMOND, its representatives and UQUAT will be allowed to exchange confidential information. Each party undertakes to protect and maintain confidentiality of all of the confidential information being provided with. For this purpose, each party undertakes to limit access to confidential information to members of its personnel who need to know it, as long as they are themselves subjected to a commitment to confidentiality. Moreover, UQUATand its representatives undertake to use confidential information for the only purposes of fulfilling the obligations determined in virtue of the hereby master agreement. All the contracts and specific mandates will have to determine a procedure to manage disclosures which will allow DERMOND to assess its content, to comment or to take action.

Article 6 - No representation or guaranty

Considering the exploratory nature of research and work related to the System and the Project, DERMOND and UQUAT acknowledge that none of the parties give representations or guaranties, nor take commitments relative to the quality or/and the nature of the work results, their marketing possibilities or the fact that the results of the work could serve a specific purpose. Moreover, none of the parties give representation or guaranty to the effect that any patent request in relation with the results of the work could give rise to the issue of a patent.

Article 7 - Support to UQUAT

7.1	DERMOND and the University, within ninety (90) days from the sinature of the hereby agreement, will work on the preparation of a work program involving researchers, teachers and should the occasion arise, members of the University personnel, within the framework of the work related to the System. This plan of activities will be regularly updated , but at least once a year.

7.2	To support the University to carry out projects related to the System,
DERMOND will provide UQUAT annually, the 1st of June of each year, the amount of 10 000 $ for the length of the hereby master agreement. In the year of the signature of the hereby master agreement, this instalment will be effected within twelve (12) months from the signature. The University will submit annually to DERMOND a report relative to the utilization of these funds. These funds could, at the request of DERMOND, be transferred via the UQUAT Foundation.

Article 8 - Arbitration

8.1	If ever any disagreement or dispute between the parties to the hereby agreement relative to the interpretation of the hereby agreement or its application, these subjects shall be, excluding any recourse before the courts of common right ( but without limiting the right of one of the parties to use a court in order to obtain a seizure prior to judgment, the issue of a temporary, interlocutory or permanent injunction, or in the case of extraordinary remedy) submitted to arbitration in conformity with articles 940 and the following from the Code of civil procedure of Quebec, as modified by the following provisions:

8.1.1	Composition:  the arbitration court will consist of only one arbitrator.

8.1.2	Notice:	one of the parties who wishes to submit a disagreement to
arbitration must give notice to the other party in writing. The party who wishes to submit a disagreement to arbitration must clearly indicate in the transmited notice, the question which is submitted to arbitration.

8.1.3	Appointment by the court: if, within twenty (20) days from the issue of the aforementioned notice, the parties didn't agree on the selection of an arbitrator, one of the parties will be allowed, at any time, to address a request to a judge of the superior Court of the Rouyn-Noranda district to appoint an arbitrator who will have all the authority determined by the hereby agreement. Any appointment by a judge of the superior Court will be final.

8.1.4	Meeting date: the arbitrator selected this way must, within ten (10)
days from his appointment, set a date for a meeting, thirty (30 ) days after, at the latest, to examine the disagreement submitted to arbitration.

8.1.5	Locations: the arbitration sessions will be held in Rouyn-Noranda.

8.1.6	Decision: the arbitrator will have the authority to determine his procedure.  He will have, however, to give his decision in writing within sixty
(60) days from his appointment. Each party will incur the costs of his legal advisors as well as all of those incurred in relation with the arbitration. The arbitration expenses will be equally shared by the involved parties. The arbitrator will settle the disagreement according to the rules of law and his decision will be final and will bind the parties.

Article 9 - Termination

The parties can, at all times, terminate the agreement, relative to the work, by giving a ninety day written notice to the other parties. This termination has no effect upon the provisions relative to intellectual property or confidentiality. At the moment of termination, the parties who, at the termination of the agreement, must reimburse expenses, must reimburse expenses incurred before the notice as well as useless expenses directly resulting from the termination of commitments or resulting from commitments which cannot be terminated.

Article 10 - Length of the agreement

The hereby agreement is in force from the date of the signature by all the parties and will end on May 31, 2010. It will be renewed after by tacit renewal, for periods of one year, until May 31, 2015.

Article 11 - Ownership of the installation at the end of the agreement

At the termination of the hereby master agreement, UQUAT, if it wishes, will become, at no costs, the only owner of the parts of the System whom DERMOND is the owner. DERMOND and UQUAT agree to make the owners of the other equipments interested in lending or give the aforementioned equipments to UQUAT.

Article 12 - Commitment to improvement

The parties agree, by the hereby agreement, to sign from time to time, all the necessary documents to enforce the hereby agreement, including patents requests.

Article 13 - Notice

Any required notice or permit in virtue of this hereby agreement must be communicated in writing and is deemed having been sufficiently and validly given if it's forwarded from hand to hand to its recipient or posted, by registered mail with postage paid, in the case there is no postal service interruption in Canada, or transmitted by fax to the following addresses and numbers indicated hereafter:

Universite du Quebec en Abitibi-Temiscamingue
Mme Johanne Jean, Rector
445, boulevard de l'Universite
Rouyn-noranda QC  J9X 5E4
Fax : 819-797-4727


Dermond inc.
Mr. Jacquelin Dery, President
31, rue du Terminus Ouest
Rouyn-Noranda  QC  J9X 2P3
Fax :


Article 14 - Election of domicile

For the purpose of the hereby agreement, the parties elect domicile in the Rouyn-Noranda district.

In witness whereof, the parties have signed the master agreement in Roun-Noranda, this 17th day of June, 2004.


FOR THE UNIVERSITE DU QUEBEC EN ABITIBI-TEMISCAMINGUE,


/s/    Johanne Jean
-------------------------
Mrs. Johanne Jean, Rector


/s/  Jean Turgeon
------------------------
Mr. Jean Turgeon, general secretary


DERMOND Inc.,

/s/  Jacquelin Dery
---------------------------
Mr. Jacquelin Dery, president


Interventions

For the purpose of the hereby agreement, intervenes Mr. Francois Godard, acting as director of the education and research unit and of the applied sciences Department of UQUAT, who declares having made himself acquainted with the hereby document, having presented it to his departmental assembly who, by resolution adopted the 23rd day of June, 2004, accepts its terms.


/s /  Mr. Francois Godard
-------------------------
Mr. Francois Godard